UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2016
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement of Tesoro Corporation

On September 30, 2016, Tesoro Corporation (the “Company” or “Tesoro”) entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks and financial institutions, including JPMorgan Chase Bank as administrative agent. The Credit Agreement replaces Tesoro’s Sixth Amended and Restated Credit Agreement dated January 4, 2013 and the Existing Credit Agreement is terminated as of September 30, 2016. The Credit Agreement provides for total available revolving capacity of $2.0 billion as of the closing date. Further, the Credit Agreement allows for the Company to request that the capacity be increased up to an aggregate of (i) $2.25 billion prior to the date the Company achieves an investment grade rating and satisfies certain other limited conditions (the “Investment Grade Covenants Date”) and (ii) $3.0 billion following the Investment Grade Covenants Date, in each case, subject to receiving increased commitments from members of the lending group or other financial institutions.
Prior to the Investment Grade Covenants Date, the Credit Agreement is (i) guaranteed by substantially all of Tesoro's active domestic subsidiaries, excluding Tesoro Logistics GP, LLC, Tesoro Logistics LP and its subsidiaries, certain foreign subsidiaries and certain other excluded subsidiaries (collectively, the “Excluded Subsidiaries”) and (ii) secured by substantially all of Tesoro's active domestic subsidiaries' crude oil and refined product inventories, cash and receivables, excluding those of the Excluded Subsidiaries. Following the Investment Grade Covenants Date, the guarantees and the collateral shall be released, provided that any subsidiary of Tesoro from time to time that guarantees any other material indebtedness exceeding $75 million shall become or remain a guarantor under the Credit Agreement. The Credit Agreement is scheduled to mature on September 30, 2020.

Borrowings bear interest at either a base rate (3.50% at September 30, 2016), plus the applicable spread, or a Eurodollar rate (0.53% at September 30, 2016 (1M LIBOR)), plus the applicable spread. The applicable spread at September 30, 2016 was 0.75% in the case of the base rate and 1.75% in the case of the Eurodollar rate but will vary generally based on the credit ratings in effect from time to time on the Company’s senior, unsecured, non-credit enhanced long-term debt. The pricing changes based on the credit rating are summarized in the table below:

Index Debt Ratings (S&P / Moody’s):	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 ≥ BBB+/Baa1	0.125%	1.125%	0.150%
Category 2 BBB/Baa2	0.250%	1.250%	0.175%
Category 3 BBB-/Baa3	0.500%	1.500%	0.225%
Category 4 BB+/Ba1	0.750%	1.750%	0.300%
Category 5 <BB/Ba2	1.000%	2.000%	0.375%

The Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict the Company's ability (as well as those of the Company's subsidiaries) to:

•	pay dividends and make other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	enter into certain hedging agreements;

•	incur additional indebtedness;

•	sell assets unless the proceeds from those sales are used to repay debt or are reinvested in our business;

•	incur liens on assets to secure certain debt;

•	engage in certain business activities;

•	make certain payments and distributions from our subsidiaries;

•	engage in certain investments, mergers or consolidations and transfers of assets; and

•	enter into non-arm’s length transactions with affiliates.

However, a number of these covenants either will no longer apply or become less restrictive from and after the Investment Grade Covenants Date.
Prior to the Investment Grade Covenants Date, Tesoro is also required to maintain (i) consolidated debt without the Excluded Subsidiaries, at a level not to exceed 45% of total capitalization and (ii) consolidated earnings before interest, income taxes, and depreciation and amortization expense (“EBITDA”) without the Excluded Subsidiaries, to consolidated interest expense at a ratio no less than 3.50:1.00. At any time on or after the Investment Grade Covenants Date, consolidated debt without the Excluded Subsidiaries must not exceed 60% of total capitalization.
The foregoing description of the Credit Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Credit Agreement, dated as of September 30, 2016, among Tesoro Corporation, JP Morgan Chase Bank, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders.
99.1	Press Release of Tesoro Corporation issued October 3, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 3, 2016

TESORO CORPORATION
By:	/s/ STEVEN M. STERIN
Steven M. Sterin
Executive Vice President, Chief Financial Officer and Corporate Development

Index to Exhibit

Exhibit Number	Description
10.1	Credit Agreement, dated as of September 30, 2016, among Tesoro Corporation, JP Morgan Chase Bank, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders.
99.1	Press Release of Tesoro Corporation issued October 3, 2016.

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